EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), dated as of June 23, 2008, (“Effective Date”) is entered into by and between Double Eagle Petroleum Co., a Maryland corporation (the “Company”), and Aubrey Harper (“Employee”). Company and Employee are collectively referred to as the “Parties”.

W I T N E S S E T H:

WHEREAS, the Company desires to employ Employee, and Employee desires to be employed by the Company; and

WHEREAS, in order to establish the rights, duties and obligations of the Parties, Company and Employee desire to enter into a binding agreement regarding the employment of Employee;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE ONE
POSITION & DUTIES

1.1 Title.

Employee shall serve as Vice President— Midstream Assets and President-Eastern Washakie Midstream LLC, a wholly-owned subsidiary of the Company and agrees to perform services for the Company and such other affiliates of the Company, as described herein.

1.2 Term.

The Employee’s employment shall be for an initial term of commencing on the Effective Date and ending May 7, 2009, subject to the termination provisions herein (the “Term”). Employee hereby agrees to be engaged by Company for the Term in such capacity. This Agreement shall automatically renew for a term of one (1) year unless this Agreement is superseded by a new agreement, or unless notice of non-renewal is delivered in writing by the Company at least sixty (60) days prior to the end of the term then in effect, or unless this Agreement is otherwise terminated pursuant to the provisions hereof. A notice of non-renewal of this Agreement by the Company to Employee shall give rise to the severance benefits described in paragraph 3.5 below pursuant to the terms and conditions set forth therein, unless the Company gives notice of termination for cause pursuant to Section 3.2 a. and Section 3.3 of this Agreement. If this Agreement is terminated for cause, there are no severance benefits. Bonuses, if any, shall not be deemed to be accrued or part of any severance package unless and until the Board of Directors has declared and awarded the particular bonus to the particular Employee.

1.3 Duties and Responsibilities.

Employee shall perform the tasks consistent with the office or position designated herein and such other reasonable tasks directed by the position’s direct supervisor, by the CEO of the Company, or by the Board of Directors of the Company. Employee hereby covenants and agrees to perform the services for which he is hereby retained in good faith and with reasonable diligence in light of attendant circumstances.

1.4 Performance of Duties.

During the term of the Agreement, except as otherwise approved by the CEO, the Board of Directors or as provided below, Employee agrees to devote his full business time, effort, skill and attention to the affairs of the Company and its subsidiaries, will use his best efforts to promote the interests of the Company, and will discharge his responsibilities in a diligent and faithful manner, consistent with sound business practices. The foregoing shall not, however, preclude Employee from devoting reasonable time, attention and energy in connection with other activities, provided that any such other activities do not interfere with the performance of his duties and services hereunder and do not conflict with the business interests of the Company, and further provided that Employee’s participation in those other activities is approved by the Board of Directors.

1.5 Reporting Location.

For purposes of this Agreement, Employee’s reporting location shall be Casper, Wyoming, which shall include the metropolitan area within a 60 mile radius from the Company’s current office at that location.

ARTICLE TWO
COMPENSATION

2.1 Base Salary.

As compensation to Employee for the performance of his duties or obligations under this Agreement, Company shall pay Employee a base salary (the “Base Salary”) of ONE HUNDRED, SIXTY FIVE THOUSAND AND NO/100 DOLLARS ($165,000.00) annually, payable, at the election of the Company, in monthly or semi-monthly installments subject to all federal, state, and municipal withholding requirements. The Base Salary shall be prorated for any partial calendar month of employment.

2.2 Bonus Awards Within Discretion of Board.

In addition to receiving the Base Salary described in Section 2.1., Employee may, in the sole discretion of the Board of Directors, be awarded such cash and/or non-cash bonuses (including any combination of cash and non-cash components) from time to time as are approved by the Compensation Committee of the Board of Directors or by the Board of Directors directly. . Any such bonus will be paid to Employee no later than March 15 of the calendar year following the calendar year during which the bonus was earned

2.3 Employee Benefit Plans.

During the term of employment hereunder, Employee shall be eligible to participate in any employee benefit plans provided by the Company on the same basis as other similarly positioned or titled employees, as such plans may be changed from time to time, in accordance with the provisions of such plans, including, but not limited to, the Company’s qualified retirement plans and the Company’s stock incentive plan(s), if any. Employee hereby agrees and acknowledges that nothing in this Agreement shall guarantee Employee that any employee benefit plan shall be in effect during the term of his or her employment nor shall guarantee Employee a right to any grant of stock options, restricted stock or any other right under any stock incentive plan, or other plan.

2.4 Vacation.

Commencing upon Employee’s employment with the Company, Employee shall accrue, four (4) weeks of vacation per calendar year, pro-rated proportionally for days worked as compared to the calendar year accruable days in total. Unused vacation time may be carried over to a subsequent calendar year provided, however, that no more than 1.5 times (1.5x) Employee’s authorized annual vacation allocation may be accrued, at any given time. Additionally, upon termination, Employee shall be paid for all accrued but unused vacation days.

ARTICLE THREE
TERMINATION OF EMPLOYMENT

Employee’s employment with the Company may be terminated as follows:

3.1 Death or Disability.

Upon the death or long-term disability of the Employee, this Agreement will automatically terminate, and Employee (or his heirs in the case of death) will be entitled to receive his or her Base Salary and benefits as listed above for a period of six (6) months from the Date of Termination (as defined in Section 3.4 below). For purposes of this Agreement, “Disability” shall mean the absence of the Employee from the Employee’s duties hereunder on a full-time basis for an aggregate of 180 days within any given period of 270 consecutive days (in addition to any statutorily required leave of absence and any leave of absence approved by the Company) as a result of the incapacity of the Employee, despite any reasonable accommodation required by law, due to bodily injury or disease or any other mental or physical illness of the Employee.

All of the Employee’s issued but unexercised or unvested stock options shall become fully vested and exercisable upon Employee’s death or the termination of this Agreement due to Employee’s long-term disability and shall remain exercisable until they are exercised or expire per the terms of the option plan and/or agreement under which the option or shares were issued to Employee.

3.2 Termination by Company.

a. Termination for Cause.

This Agreement may be terminated for “cause” by Company immediately, without prior notice (except as indicated herein below) and without severance pay or severance benefits. For purposes hereof, “cause” shall mean any of the following events:

i.	Any embezzlement or wrongful diversion of funds of Company or any affiliate of Company by Employee;

ii.	Malfeasance, poor performance as to core or delegated job assignments in the opinion of the Board of Directors or insubordination by Employee in the conduct of his duties;

iii.	Failure to observe or strictly adhere to all Company policies put into effect and/or amended from time to time;

iv.	Abandonment by Employee of his job duties or repeated absences from Company-directed tasks which are not otherwise excused by the Company;

v.	Competing with the Company or otherwise diverting away from the Company business opportunities intended for the Company or which could reasonably benefit the Company’s core business;

vi.	Other material breach of this Agreement by Employee that remains uncured for a period of at least thirty (30) days following written notice from Company to Employee of such alleged breach, which written notice describes in reasonable detail the nature of such alleged breach; or

vii.	Conviction of Employee or the entry of a plea of nolo contendere or equivalent plea of a felony in a court of competent jurisdiction, or any other crime or offense involving moral turpitude.

b.	Reserved

c.	Termination Without Cause

Notwithstanding the term provision of this Agreement, Company may terminate Employee at any time without “cause”, upon providing written notice to Employee. Upon such termination, Employee shall have the rights set forth in Section 3.5 a. below subject to the other terms and conditions of Section 3.5.

d. Termination for Good Reason

Notwithstanding the term provision of this Agreement, Employee may terminate this Agreement for “good reason,” 60 days after providing written notice to the Company of the “good reason” if the written notice is provided within 30 days following the good reason event and the “good reason” is not cured within the 60 day period following the notice. “Good reason” shall mean

i.	a material breach of this Agreement by the Company, which breach is not cured within 60 days after written notice by the Employee to the Company of the breach;

ii.	material change in reporting location not agreed to by Employee;

iii.	material reduction in responsibilities, or base pay, and

Upon termination by the Employee for good reason, Employee shall have the rights set forth in Section 3.5 a. below subject to the other terms and conditions of Section 3.5.

If the Company enters into litigation with Employee as to whether Employee’s termination validly qualifies as termination for “good reason,” then Employee will be entitled to continue to be employed by the Company, at the same rate of salary as prior to the Employee’s notice of termination, until a court has rendered a decision in this matter, or until the parties have reached a settlement, whichever occurs first.

3.3 Notice of Termination.

Any termination of Employee’s employment hereunder by the Company or by Employee shall be communicated by a Notice of Termination (as defined below) to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which (a) indicates the specific termination provision in this Agreement relied upon, (b) in the case of a termination for disability or termination for cause, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated, and (c) specifies the Date of Termination (as defined in Section 3.4 below). The failure by the Company or Employee to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of a disability or a termination for cause shall not waive any right of the Company or Employee hereunder or preclude the Company or Employee from asserting such fact or circumstance in enforcing the Company’s or Employee’s rights hereunder.

3.4 Date of Termination.

For purposes of this Agreement, the “Date of Termination” shall mean the effective date of termination of Employee’s employment hereunder, which date shall be (a) if Employee’s employment is terminated by Employee’s death, the date of Employee’s death, (b) if Employee’s employment is terminated because of Employee’s disability, the disability Effective Date, (c) if Employee’s employment is terminated by the Company (or applicable affiliated company) for cause, the date on which the Notice of Termination is given, and (d) if Employee’s employment is terminated for any other reason, including the resignation by Employee, the date specified in the Notice of Termination, which date shall in no event be earlier than the date such notice is given.

3.5 Severance Pay Provisions/ Change in Control /Effect of Termination Without Cause by Company, for good reason by Employee, Due to Change in Control or Due to Resignation.

a. In the event this Agreement is not renewed by the Company and is not superseded by a new agreement, or is terminated by Company without “cause”, or is terminated by the Employee for “good reason” , then Employee’s sole remedy shall be limited to recovery by Employee from Company of his or her Base Salary and benefits described above for a period equal to six (6) months from the date of the expiration of this Agreement (in the case of non-renewal) or the Date of Termination of this Agreement. Notwithstanding this Section 3.5 a., Employee shall not be entitled to payment pursuant to this paragraph a. if he is entitled to payment pursuant to Section 3.5 b.

b. In the event of a Change in Control as defined below, and provided that Employee agrees to remain employed for up to six months after the Change in Control, if and to the extent requested by the Company no later than 20 business days after the Change in Control, Employee shall be entitled to benefits in the form of a lump sum payment in the amount equal to of his base salary and benefits for a period equal to twelve (12) months from the Date of Termination plus 50% of the total amount of bonuses granted to Employee during the 24 months preceding the Change in Control provided, however, that the aggregate cash severance package (without regard to benefits) upon such change in control shall not exceed three (3) times Employee’s Base Salary at date of the Change in Control. Such payment shall be paid within 30 days of the date of Change in Control. The Change in Control or severance pay provided for in this Agreement shall be in lieu of any other severance or termination pay to which the Employee may be entitled under any Company severance or termination plan, program, practice or arrangement. Employee’s entitlement to any other compensation or benefits shall be determined in accordance with any Company’s employee benefit plans and any other applicable programs, policies and practices then in effect Immediately, upon a Change in Control, whether or not Employee’s employment is terminated in connection therewith, all of Employee’s issued but unexercised or unvested stock options shall become fully vested and exercisable and shall remain exercisable until they are exercised or expire per the terms of the option plan and/or agreement under which the option or shares were issued to Employee.

For the purposes of this Agreement, a Change in Control shall be defined, in accordance with Code Section 409A, as the occurrence of any of the following events:

        (i)             If any one person, or more than one person acting as a group (as defined in Code Section 409A and IRS guidance issued thereunder), acquires ownership of common stock of the Company that, together with stock held by such person or group, constitutes more than fifty (50) percent of the total fair market value or total voting power of the common stock of the Company. However, if any one person or more than one person acting as a group, is considered to own more than fifty (50) percent of the total fair market value or total voting power of the common stock of the Corporation, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control, or to cause a change in the effective control of the Corporation (within the meaning of Code Section 409A and IRS guidance issued thereunder). An increase in the percentage of common stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property shall be treated as an acquisition of stock for purposes of this Section. This paragraph applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in such Company remains outstanding after the transaction.

        (ii)             If any one person, or more than one person acting as a group (as determined in accordance with Code Section 409A and IRS guidance thereunder), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of common stock of the Company possessing thirty (30) percent or more of the total voting power of the common stock of the Company; or

        (iii)             If a majority of members on the Company’s Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election (provided that for purposes of this paragraph, the term Company refers solely to the “relevant” Company, as defined in Code Section 409A and IRS guidance issued thereunder), for which no other Company is a majority shareholder.

          (iv)             If there is a change in the ownership of a substantial portion of the Company’s assets, which shall occur on the date that any one person, or more than one person acting as a group (within the meaning of Code Section 409A and IRS guidance issued there under) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

c. If Employee terminates Employee’s employment with the Company by resignation, other than resignation for “good reason”, such termination shall be without any severance pay or severance benefits and Employee shall be entitled only to such compensation hereunder that has accrued as of the Date of Termination.

d. As a condition and requirement in order to receive any payment pursuant to Section 3.5 a. or 3.5 b. above, Employee must sign and deliver to the Company a full release of the Company from any claims that Employee may have against the Company, and Employee must return to the Company all information, documents, records, memoranda, drafts, emails, notes, data or other non-public information that is recorded in any electronic, audio, video or other manner that was furnished to Employee or produced by Employee in connection with Employee’s employment, except for documents relating to compensation or benefits to which Employee is entitled following Employee’s resignation. Employee also shall be required to return all other Company property and equipment, including keys and access cards. The form of release to be signed and delivered by Employee to the Company will be provided by the Company.

ARTICLE FOUR
CONFIDENTIALITY

4.1 Confidentiality.

In consideration of employment by the Company and Employee’s receipt of the salary and other benefits associated with Employee’s employment and in acknowledgment that:

a. the Company is engaged in the oil and gas business,

b. the Company maintains secret and confidential information,

c. during the course of Employee’s employment by the Company, such secret or confidential information may become known to Employee, and

d. full protection of the Company’s business makes it essential that no employee appropriate for his or her own use, or disclose, such secret or confidential information.

The Employee agrees that, during the time of Employee’s employment and for a period of one (1) year following the termination of Employee’s employment with the Company, Employee will hold in strict confidence and shall not, directly or indirectly, disclose or reveal to any person, or use for his own personal benefit or for the benefit of anyone else, any trade secrets, confidential dealings, or other confidential or proprietary information of any kind, nature, or description (regardless of whether acquired, learned, obtained, or developed by Employee alone or in conjunction with others) belonging to or concerning the Company or any of its subsidiaries, except (i) with the prior written consent of the Company duly authorized by its Board, (ii) in the course of the proper performance of Employee’s duties hereunder, (iii) for information (x) that becomes generally available to the public other than as a result of unauthorized disclosure by Employee or his affiliates or (y) that becomes available to Employee on a non-confidential basis from a source other than the Company or its subsidiaries who is not bound by a duty of confidentiality, or other contractual, legal, or fiduciary obligation, to the Company, or (iv) as required by applicable law or legal process. Notwithstanding the forgoing, this Section is not intended, nor shall be construed, to prohibit Employee’s general knowledge, skill and experience or Employee’s inventive powers.

4.2 Non-Competition.

During Employee’s employment with the Company and for so long as Employee receives any Severance Benefit or is receiving any Severance Amount provided under this agreement in respect of the termination of his employment, Employee shall not be engaged as an officer or Employee of, or in any way be associated in a management or ownership capacity with any corporation, company, partnership or other enterprise or venture which conducts a business which is in direct competition with the business of the Company; provided, however , that Employee may own not more than two percent (2%) of the outstanding securities, or equivalent equity interests, of any class of any corporation, company, partnership, or other enterprise that is in direct competition with the business of the Company, which securities are listed on a national securities exchange or traded in the over-the-counter market. It is expressly agreed that the remedy at law for breach of this covenant is inadequate and that injunctive relief shall be available to prevent the breach thereof.

4.3 Non-Solicitation.

Employee also agrees that he will not, directly or indirectly, during the term of his employment or within two (2) years after termination of his employment for any reason, in any manner, either (a) employ, or permit an entity by which he becomes employed or of which he becomes a director, to employ, any person who was employed by the Company on the Date of Termination or 45 days prior to the Date of Termination, or (b) encourage, persuade, or induce any other employee of the Company to terminate his employment, or any person or entity engaged by the Company to represent it to terminate that relationship without the express written approval of the Company. It is expressly agreed that the remedy at law for breach of this covenant is inadequate and that injunctive relief shall be available to prevent the breach thereof.

4.4 Indemnification.

a. In the event Employee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any action, suit or proceeding by reason of his being or having been an officer of the Company, then the Company shall indemnify Employee against expenses reasonably incurred and/or liability incurred in connection with any such action, suit or proceeding, and advance expenses to the Employee, to the fullest extent permitted by the Company’s Certificate of Incorporation and bylaws now in effect, by the common law, by the General Corporation Law of the State of Maryland (the “GCLM”) or other applicable law in effect on the date hereof, and to any greater extent that the GCLM or applicable law may in the future from time to time permit. Employee shall be indemnified as soon as practicable but in any event no later than forty-five (45) days after written demand is presented to the Company by the Employee, and any indemnified amount shall include any and all expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such expenses, judgments, fines, penalties or amounts paid in settlement) of such action, suit or proceeding for which Employee presents valid invoices and/or receipts. If so requested by Employee, the Company shall advance to Employee, within five (5) business days of such request, reasonable expenses (an “Expense Advance”) incurred in defending any action, suit or proceeding, provided that Employee shall provide valid invoices and/or receipts for such expenses to be advanced, and further provided that Employee shall execute and deliver to the Company an undertaking that Employee shall repay to the Company any Expense Advance if it shall ultimately be determined by a court of competent jurisdiction that Employee is not entitled to be indemnified.

b. i. Upon written demand or other request by Employee for indemnification hereunder, the Employee shall be entitled to such indemnification unless (i) the Employee did not act in good faith in a manner that was reasonable and in the best interests of the Company; (ii) the Employee’s act or omission was material to the matter giving rise to the liability and was committed in bad faith or was the result of active or deliberate dishonesty; (iii) the Employee actually received an improper personal benefit in money, property or services; or (iv) in the case of a criminal proceeding, the Employee had reasonable cause to believe the act or omission was unlawful.

ii. In the event of a settlement before or after any action or suit, indemnification shall be provided only in connection with such matters covered by settlement as to which the Company is advised by the Reviewing Party that the Employee was not guilty of such fraud or misconduct as is covered by the provisions of Section b.i. above.

iii. Employee shall not consent to the settlement of any action, suit or proceeding involving his role as an officer of the Company without first obtaining the Company’s written consent, and the Company shall not be liable to indemnify Employee for any amounts paid in settlement of any action, suit or proceeding affected without its written consent, which consent shall not be unreasonably withheld. The Company shall not be required to obtain the consent of the Employee to settle any action, suit or proceeding which the Company has undertaken to defend if the Company assumes full and sole responsibility for such settlement and such settlement grants the Employee a complete and unqualified release in respect of any potential liability.

c. Promptly after receipt by Employee of notice of the commencement of any action, suit or proceeding, the Employee will, if a claim in respect thereof is to be made against the Company under this Section 4.4, notify the Company in writing of the commencement thereof. The omission by the Employee to so notify the Company will not relieve the Company from any liability that it may have to the Employee under this Section 4.4 or otherwise, except to the extent that the Company may suffer material prejudice by reason of such failure. Notwithstanding any other provision of this Section 4.4, with respect to any such action, suit or proceeding as to which the Employee gives notice to the Company of the commencement thereof:

i. The Company will be entitled to participate therein at its own expense.

ii. Except as otherwise provided in this Section 4.4, to the extent that it may wish, the Company, jointly with any other indemnifying party similarly notified, shall be entitled to assume the defense thereof with counsel reasonably satisfactory to the Employee. After notice from the Company to the Employee of its election to so assume the defense thereof, the Company shall not be liable to the Employee under this Agreement for any legal or other expenses subsequently incurred by the Employee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. The Employee shall have the right to employ the Employee’s own counsel in such action, suit or proceeding, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of the Employee unless (A) the employment of counsel by the Employee and payment for same by the Company has been authorized by the Company, (B) the Employee shall have reasonably concluded that there may be a conflict of interest between the Company and the Employee in the conduct of the defense of such action and such determination by the Employee shall be supported by an opinion of counsel, which opinion shall be reasonably acceptable to the Company, or (C) the Company shall not in fact have employed counsel to assume the defense of the action, in each of which cases the fees and expenses of counsel shall be at the expense of the Company. The Company shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Company or as to which the Employee shall have reached the conclusion provided for in clause (B) above.

d. If the Company advances Expense Advances or other funds for indemnification pursuant to this Section, and, subsequently, indemnification pursuant to this Section is declared unenforceable by a court of competent jurisdiction, or the Reviewing Party determines that the Employee is not entitled to indemnification pursuant to this Section, then the Employee shall have the right to retain the indemnification payments until all appeals of the court’s or the Reviewing Party’s decision have been exhausted.

e. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors or assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs, executors and personal and legal representatives. This Section 4.4 shall continue in effect regardless of whether Employee continues to serve as an officer or director of the Company or of any other enterprise at the Company’s request.

ARTICLE FIVE
MISCELLANEOUS

5.1 Time of Essence.

Time is of the essence with respect to this Agreement and same shall be capable of specific performance without prejudice to any other rights or remedies under law.

5.2 Benefit.

This Agreement shall inure to and be binding upon the undersigned and their respective heirs, representatives, successors and permitted assigns. This Agreement may not be assigned by either party without the prior written consent of the other party.

5.3 Governing Law.

This Agreement shall be governed by, and construed in accordance with the laws of the State of Colorado without resort to any principle of conflict of laws that would require application of the laws of any other jurisdiction; provided, however, that the Maryland corporate laws shall be applicable to the rights of Employee as a shareholder with regard to vested Company shares which Employee may acquire pursuant to this Agreement.

5.4 Counterparts.

This Agreement may be executed in counterparts and via facsimile, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Agreement. Each such counterpart shall become effective when one counterpart has been signed by each Party thereto.

5.5 Severability.

In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or enforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or enforceable provision had never been contained herein.

5.6 Construction.

Use of the masculine pronoun herein shall be deemed to refer to the feminine and neuter genders and the use of singular references shall be deemed to include the plural and vice versa, as appropriate. No inference in favor of or against any Party shall be drawn from the fact that such Party or such Party’s counsel has drafted any portion of this Agreement.

5.7 Captions for Convenience.

All captions herein are for convenience or reference only and do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

5.8 No Waiver.

No waiver of or failure to act upon any of the provisions of this Agreement or any right or remedy arising under this Agreement shall be deemed or shall constitute a waiver of any other provisions, rights or remedies (whether similar or dissimilar).

5.9 Amendment.

This Agreement may be amended only by a writing signed by all of the Parties hereto.

5.10 Entire Contract.

This Agreement and the documents and instruments referred to herein constitute the entire contract between the parties to this Agreement and supersede all other understandings, written or oral, with respect to the subject matter of this Agreement.

5.11 Notices.

All notices, requests, demands, directions and other communications (“Notices”) concerning this Agreement shall be in writing and shall be mailed, delivered personally, sent by telecopier or facsimile, or emailed to the Employee at the Employee’s address. When mailed, each such Notice shall be sent by first class, certified mail, return receipt requested, enclosed in a postage prepaid wrapper, and shall be effective on the fifth business day after it has been deposited in the mail. When delivered personally, each such Notice shall be effective when delivered to the Employee’s address, provided that it is delivered on a business day and further provided that it is delivered prior to 5:00 p.m., local time of the Employee, on that business day; otherwise, each such Notice shall be effective on the first business day occurring after the date on which the Notice is delivered. When sent by email, telecopier or facsimile, each such Notice shall be effective on the day on which it is sent provided that it is sent on a business day and further provided that it is sent prior to 5:00 p.m., local time of the Employee, on that business day; otherwise, each such Notice shall be effective on the first business day occurring after the date on which the Notice is sent. Each Notice shall be addressed to the party to be notified as shown below:

(a)	if to the Company:	Double Eagle Petroleum Co.
1675 Broadway, Suite 2200
Denver, Colorado 80202
Facsimile No. (303)794-8451
Attention: Chief Financial Officer
(b)	if to the Employee:	Aubrey Harper

IN WITNESS WHEREOF, the parties have set their hands and seals hereunto on the dates set forth below to be effective as of the Effective Date.

“Company”		“Employee”
Double Eagle Petroleum Co
By:	/s/ Richard Dole	By: /s/ Aubrey Harper

Title: Chairman of the Board		Title: Vice President- Midstream Assets